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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-175987

PROSPECTUS

2,901,734 Shares of Common Stock

        This prospectus relates to the sale of up to 2,901,734 shares of our common stock by Aspire Capital Fund, LLC (referred to in this prospectus as "Aspire Capital" or the "selling stockholder"), consisting of 2,746,147 shares that we may issue to Aspire Capital in the future pursuant to the terms of a common stock purchase agreement that we previously entered into with Aspire Capital, 70,721 shares that we previously sold to Aspire Capital pursuant to such purchase agreement, and 84,866 shares (the "Commitment Shares") that we previously issued to Aspire Capital as consideration for entering into that purchase agreement. The prices at which Aspire Capital may sell the shares pursuant to this prospectus will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by Aspire Capital. However, we may receive proceeds of up to $30.0 million from the sale of our common stock to Aspire Capital pursuant to that purchase agreement we entered into with Aspire Capital.

        Aspire Capital is an "underwriter" within the meaning of the Securities Act of 1933, as amended.

        Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 and listed on The NASDAQ Global Market under the ticker symbol "PATH." On July 26, 2011, the last reported sale price for our common stock was $7.09 per share. The shares of common stock offered pursuant to this prospectus have been approved for listing on The NASDAQ Global Market.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 15, 2011.

 ABOUT THIS PROSPECTUS

        We incorporate by reference important information about us into this prospectus. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under "Where You Can Find More Information." You should carefully read this prospectus as well as additional information described under "Incorporation of Certain Documents by Reference." If the information in, or incorporated by reference into, this prospectus conflicts with information in a document incorporated by reference into this prospectus, the information in this prospectus will control. All references in this prospectus to "NuPathe," "the Company," "we," "us," "our" and similar references mean NuPathe Inc, unless we state otherwise or the context otherwise requires.

        You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information that is different. Neither we, nor the selling stockholder, are making any offer to sell these securities in any jurisdiction where the offer is not permitted. The information in this prospectus is accurate only as of the applicable dates, regardless of the time of delivery of this prospectus or any issuance or sale of any securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

        For investors outside the United States: Neither we nor the selling stockholder have taken any action to permit a public offering of the shares of our common stock or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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PROSPECTUS SUMMARY

        The following summary provides an overview of certain information about our company and the offering and may not contain all the information that may be important to you. This summary is qualified in its entirety by and should be read together with the information contained in, or incorporated by reference into, other parts of this prospectus. You should carefully read this entire prospectus, including the "Risk Factors" section, and the information incorporated by reference into this prospectus, before making a decision about whether to invest in our securities.

Company Overview

        We are a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, including neurological and psychiatric disorders. Our most advanced product candidate, NP101 (also known as Zelrix), is a single-use, transdermal system applied as a patch to the upper arm or thigh for the treatment of acute migraine. NP101 incorporates our proprietary SmartRelief technology. SmartRelief uses a mild electrical current to actively deliver sumatriptan through the skin in a process called iontophoresis.

        We submitted a New Drug Application, or NDA, for NP101 to the United States Food and Drug Administration, or FDA, in October 2010. The NDA is supported by Phase III clinical data in which NP101 was evaluated in 796 patients with 9,234 NP101 patch applications. The Prescription Drug User Fee Act date, or PDUFA date, for our NDA is August 29, 2011. The PDUFA date is the target date for the FDA to complete its review of the NDA. If approved, NP101 will be the first transdermal patch for the treatment of migraine. Subject to the approval of our NDA, we plan to build our own specialty sales force in the U.S. to launch NP101.

        Migraine is a debilitating neurological disease that affects approximately 31 million people in the U.S. In 2010, according to IMS Health Inc., or IMS, a leading provider of pharmaceutical industry market data, U.S. sales of prescription products for migraine exceeded $1.7 billion, over 97% of which were for a class of medication called triptans. Sumatriptan, the active ingredient in NP101, is the most prescribed triptan and is currently available in oral, nasal and injectable formulations.

        In a majority of their migraines, many patients suffer from one or more significant gastrointestinal problems, which include nausea, vomiting and a compromised ability to digest, known as decreased gastric motility. Nausea and vomiting impede the use of oral medications, while reduced gastric motility can result in low and inconsistent absorption of oral medications which we believe may cause migraine patients, or migraineurs, to fail to respond consistently to such medications.

        The American Academy of Neurology, or AAN, guidelines recommend a non-oral route of administration for migraineurs who experience nausea or vomiting as significant migraine symptoms. Despite this recommendation and the prevalence of nausea and vomiting, IMS reported that non-oral formulations comprised only 4% of triptan units sold in the U.S. in 2010. We believe the frequency of adverse events associated with non-oral migraine treatments, such as nasal and injectable formulations, contributes to the low adoption rate of these medications.

        We believe NP101 will be an attractive treatment option for migraineurs who suffer from nausea or vomiting with migraine and for those who experience inconsistent relief or adverse events from their current treatment.

        We also have two other proprietary product candidates in preclinical development that address large market opportunities, NP201 for the continuous symptomatic treatment of Parkinson's disease, which we intend to partner for further development, and NP202 for the long-term treatment of schizophrenia and bipolar disorder.

Risks Associated with Our Business

        Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are described in more detail in the "Risk Factors" section of this prospectus immediately following this prospectus summary. These risks include the following:

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  We have not received, and we may not receive, marketing approval for, or commercial revenues from, NP101 or any other product candidate;

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  The commercial success of NP101 and any other product candidate that we develop, if approved, will depend upon significant market acceptance among physicians and patients and the availability of adequate reimbursement from third party payors;

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  If we are unable to establish effective marketing and sales capabilities or enter into agreements with third parties to perform these functions, we will not be able to commercialize NP101 or any other product candidate that we develop, if approved;

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  We have incurred significant operating losses since inception and anticipate that we will incur losses for the foreseeable future. If we fail to obtain additional financing, we may not be able to complete development of and commercialize NP101 or any other product candidates; and

  •
  We use third parties to manufacture all of our product candidates, including NP101, which increases the risk that we may not be able to obtain sufficient commercial and clinical supplies of our product candidates at acceptable costs.

Our Corporate Information

        We were incorporated under the laws of the State of Delaware in January 2005. Our principal executive offices are located at 227 Washington Street, Suite 200, Conshohocken, Pennsylvania 19428 and our telephone number is (484) 567-0130. Our website address is www.nupathe.com. We have included our website address in this prospectus solely as an inactive textual reference. The information contained on, or that can be accessed through, our website is not part of this prospectus.

        In this prospectus, unless otherwise stated or the context otherwise indicates, references to "NuPathe," "the Company," "we," "us," "our" and similar references refer to NuPathe Inc. The name NuPathe® is our registered trademark. Zelrix™, SmartRelief™ and LAD™ are our trademarks. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

The Offering

Common stock being offered by the selling stockholder	2,901,734 shares
Common stock outstanding	14,581,580 shares (as of July 15, 2011)(1)
Use of proceeds

The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive up to $30.0 million in proceeds from the sale of our common stock to the selling stockholder under the common stock purchase agreement described below. We intend to use all such net proceeds for the seeking of marketing approval for, the initiation of commercial manufacture of and, if approved, the commercial launch of NP101 (also known as Zelrix) in the U.S. We may, however, also use a portion of such funds for working capital and other general corporate purposes, which may include the acquisition or licensing of other products or technologies or the acquisition of other businesses in the biotechnology or specialty pharmaceuticals industry.

The Nasdaq Global Market symbol	"PATH"
Listing	The shares of common stock offered pursuant to this prospectus have been approved for listing on The NASDAQ Global Market.
Risk factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

(1)
The number of shares of our common stock outstanding as of July 15, 2011 is 14,581,580, and excludes:

•
1,497,878 shares of common stock issuable upon the exercise of options outstanding as of July 15, 2011 at a weighted average exercise price of $4.52 per share;

•
200,268 shares of common stock issuable upon the exercise of warrants outstanding as of July 15, 2011 at a weighted average exercise price of $7.60 per share;

•
641,640 additional shares of common stock available for future issuance as of July 15, 2011 under our Amended and Restated 2010 Omnibus Incentive Compensation Plan, or our 2010 Plan; and

•
187,150 shares of common stock available for future issuance as of July 15, 2011 under our 2010 Employee Stock Purchase Plan

        Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or the warrants described above.

        On August 2, 2011, we entered into a common stock purchase agreement (referred to in this prospectus as the "Purchase Agreement"), with Aspire Capital Fund, LLC, an Illinois limited liability company (referred to in this prospectus as "Aspire Capital" or the "selling stockholder"), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire

Capital is committed to purchase up to an aggregate of $30.0 million of our shares of common stock over the approximately 24-month term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital 84,866 shares of our common stock, which we refer to as the Commitment Shares, as a commitment fee. Upon execution of the Purchase Agreement, we sold to Aspire Capital 70,721 shares of common stock, which we refer to as the Initial Purchase Shares. Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with Aspire Capital, which we refer to as the Registration Rights Agreement, in which we agreed to file one or more registration statements, including the registration statement of which this prospectus is a part, as permissible and necessary to register under the Securities Act of 1933, as amended, or the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

        As of July 15, 2011, there were 14,581,580 shares of our common stock outstanding. If all of the 2,901,734 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent approximately 17% of the total common stock outstanding as of the date hereof. The number of shares of our common stock ultimately offered for sale by Aspire Capital is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.

        Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering under the Securities Act 2,901,734 shares of our common stock, which includes the Commitment Shares and the Initial Purchase Shares that have already been issued to Aspire Capital and 2,746,147 shares of common stock which we may issue to Aspire Capital. All 2,901,734 shares of common stock are being offered pursuant to this prospectus. Under the Purchase Agreement, we have the right but not the obligation to sell more than the 2,901,734 shares of common stock offered in this prospectus to Aspire Capital. If we elect to sell more than the 2,901,734 shares of common stock offered hereby, we must first obtain the approval of our stockholders to do so and register under the Securities Act the sale of any additional shares we may elect to sell to Aspire Capital before we can put such additional shares to Aspire Capital under the Purchase Agreement.

        On any trading day on which the closing sale price of our common stock is not less than $4.00, or the Floor Price, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice (each, a "Purchase Notice"), directing Aspire Capital (as principal) to purchase up to 100,000 shares of our common stock per trading day, provided that the aggregate price of such purchase shall not exceed $500,000 per trading day, up to $30.0 million of our common stock in the aggregate at a per share price (the "Purchase Price") calculated by reference to the prevailing market price of our common stock (as more specifically described below).

        In addition, on any date on which we submit a Purchase Notice to Aspire Capital in an amount equal to the lesser of (i) 100,000 shares and (ii) the number of shares with an aggregate purchase price of $500,000, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a "VWAP Purchase Notice") directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company's common stock traded on The NASDAQ Global Market on the next trading day (the "VWAP Purchase Date"), subject to a maximum number of shares we may determine (the "VWAP Purchase Share Volume Maximum") and a minimum trading price (the "VWAP Minimum Price Threshold") (as more specifically described below). The purchase price per Purchase Share pursuant to such VWAP Purchase Notice (the "VWAP Purchase Price") is calculated by reference to the prevailing market price of our common stock (as more specifically described below).

        The Purchase Agreement provides that the Company and Aspire Capital shall not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our common stock is less than the Floor Price. This Floor Price and the respective prices and share numbers in the preceding paragraphs shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

        On August 11, 2011, the SEC declared effective the registration statement of which this prospectus is part, and on August 15, 2011, all conditions to commencement were satisfied and we may now begin selling shares of our common stock to Aspire Capital pursuant to the Purchase Agreement.

RISK FACTORS

        In addition to the risk factors set forth below, you should carefully consider the specific risks set forth under the caption "Risk Factors" in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, incorporated by reference into this prospectus before making an investment decision. For more information, see "Where You Can Find More Information." Investing in our common stock involves a high degree of risk. Before you decide to invest in our common stock, you should consider carefully the risks described below and incorporated by reference into this prospectus, together with the other information contained in, or incorporated by reference into, this prospectus, including our financial statements and the related notes. We believe the risks described below and incorporated by reference into this prospectus are the risks that are material to us as of the date of this prospectus. If any of these risks actually occur, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

If we fail to obtain additional financing, we may not be able to complete development of and commercialize NP101 (also known as Zelrix) or any other product candidates.

        Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts to:

  •
  seek marketing approval for NP101 and complete any additional development activities that may be required by the FDA;

  •
  launch and commercialize NP101 and any other product candidates for which we obtain marketing approval; and

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  continue our development programs to advance our internal product pipeline, which currently consists of two preclinical product candidates.

        We will need substantial additional funding and may be unable to raise capital when needed or on attractive terms, which would force us to significantly delay, scale back or discontinue the development or commercialization of NP101 or our other product candidates.

        We believe that our existing cash and cash equivalents will be sufficient to fund our operations and capital requirements into the expected commercial launch of NP101 in the U.S. in the first half of 2012. However, changing circumstances may cause us to consume capital faster than we currently anticipate, and we may need to spend more money than currently expected because of such circumstances. Our future cash needs and the adequacy of our existing cash and cash equivalents will depend on many factors, including:

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  the outcome of the FDA's review of the NDA for NP101;

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  the cost, scope and timing of activities undertaken to prepare for the potential commercialization of NP101;

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  the extent to which the FDA may require us to perform additional clinical trials for NP101;

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  the cost of purchasing manufacturing and other capital equipment for our potential products;

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  the scope, progress, results and costs of development for our other product candidates;

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  the extent to which we acquire or invest in new products, businesses and technologies; and

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  the extent to which we choose to establish collaboration, co-promotion, distribution or other similar agreements for product candidates.

        The extent to which we utilize the Purchase Agreement with Aspire Capital as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to Aspire Capital under the Purchase Agreement on any given day and during the term of the agreement is limited. See "The Aspire Transaction" section of this prospectus for additional information. Additionally, we and Aspire Capital may not effect any sales of shares of our common stock under the Purchase Agreement during the continuance of an event of default or on any trading day that the closing sale price of our common stock is less than $4.00 per share. Even if we are able to access the full $30.0 million under the Purchase Agreement, we will still need additional capital to fully implement our business, operating and development plans.

        In order to fund our operations and capital requirements beyond the expected commercial launch of NP101 in the first half of 2012, we plan to raise additional funds prior to the launch of NP101. When we elect to raise additional funds or additional funds are required, we may raise such funds from time to time through public or private equity offerings, debt financings, corporate collaboration and licensing arrangements or other financing alternatives, as well as through sales of common stock to Aspire Capital under the Purchase Agreement. The covenants under our secured loan facility with MidCap Funding III, LLC and Silicon Valley Bank and the pledge of our assets as collateral limit our ability to obtain additional debt financing. Additional equity or debt financing or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing acquisition, licensing, development and commercialization efforts and our ability to generate revenues and achieve or sustain profitability will be substantially harmed.

        If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences, which are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, our business, operating results, financial condition and prospects could be materially and adversely affected and we may be unable to continue our operations.

The sale of our common stock to Aspire Capital may cause substantial dilution to our existing stockholders and the sale of the shares of common stock acquired by Aspire Capital could cause the price of our common stock to decline.

        We are registering for sale the Commitment Shares that we have issued, the Initial Purchase Shares previously sold to Aspire Capital and 2,746,147 shares that we may sell to Aspire Capital under the Purchase Agreement. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 24 months from the date of this prospectus. The number of shares ultimately offered for sale by Aspire Capital under this prospectus is dependent upon the number of shares we elect to sell to Aspire Capital under the Purchase Agreement. Depending upon market liquidity at the time, sales of shares of our common stock under the Purchase Agreement may cause the trading price of our common stock to decline.

        In addition to the Initial Purchase Shares, Aspire Capital may ultimately purchase all, some or none of the remaining $30.0 million of common stock that, together with the Commitment Shares, is the subject of this prospectus. Aspire Capital may sell all, some or none of our shares that it holds or comes to hold under the Purchase Agreement. Sales by Aspire Capital of shares acquired pursuant to the Purchase Agreement under the registration statement, of which this prospectus is a part, may result in dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by Aspire Capital in this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of sales of our shares to Aspire Capital, and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, and the documents incorporated by reference into this prospectus, contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in, or incorporated by reference into, this prospectus that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to:

  •
  our plans to develop and commercialize NP101(also known as Zelrix) and our other product candidates;

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  the timing of, and our ability to obtain, marketing approval of NP101 and our other product candidates;

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  our ongoing and planned preclinical studies and clinical trials;

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  the rate and degree of market acceptance of NP101 and any other future products;

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  the size and growth of the potential markets for NP101 and our other product candidates and our ability to serve those markets;

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  our commercialization and marketing capabilities;

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  our ability to obtain and maintain intellectual property protection;

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  regulatory developments in the U.S. and foreign countries;

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  the performance of third party manufacturers;

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  our ability to acquire or license suitable product candidates or technologies from third parties;

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  the accuracy of our estimates regarding expenses and capital requirements;

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  the loss of key scientific or management personnel;

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  the degree to which we will be able to utilize the Purchase Agreement as a source of funding; and

  •
  the potential effects of the sale by the selling stockholder of shares of our common stock;

as well as other statements regarding our projections, expectations, beliefs, future performance, future financial position, prospects, plans and objectives for future operations (including assumptions underlying or relating to any of the foregoing). Forward-looking statement generally can be identified by words such as "may," "will," "could," "would," "should," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict," "project," "potential," "continue," "ongoing" and similar expressions, although not all forward-looking statements contain these identifying words.

        Forward-looking statements are based upon our current expectations and beliefs and are subject to risks and uncertainties. We may not actually achieve the plans, intentions or expectations described in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations described in the forward-looking statements we make. We have included important factors in the cautionary statements included in, and incorporated by reference into, this prospectus, particularly in the "Risk Factors" section of this prospectus and Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, that we believe could cause actual results or events to differ materially from those expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

        You should read this prospectus and the documents that we reference in, and that are incorporated by reference into, this prospectus and have been filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any issuance or sale of our common stock. We do not assume any obligation to update any forward-looking statements.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference into this prospectus is considered to be part of this prospectus. We incorporate by reference into this prospectus the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 18, 2011;

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  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 filed with the SEC on May 10, 2011;

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  our Current Reports on Form 8-K filed with the SEC on January 5, 2011, June 14, 2011 and August 2, 2011; and

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  our Proxy Statement on Schedule 14A filed with the SEC on April 22, 2011.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into the prospectus but not delivered with the prospectus, upon written or oral request and at no cost to the requester. You may request a copy of any or all of the information incorporated by reference into this prospectus, at no cost, by writing or telephoning us at the following address:

NuPathe Inc.
227 Washington Street, Suite 200
Conshohocken, Pennsylvania 19428
(484) 567-0130

        You may also obtain copies of our SEC filings as described in the "Where You Can Find More Information" section of this prospectus.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules and the information incorporated by reference into this prospectus, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

        In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any information we file with the SEC, including the documents incorporated by reference into this prospectus, is also available on the SEC's website at http://www.sec.gov. We also maintain a web site at http://www.nupathe.com through which you can access our SEC filings. The information set forth on our web site is not part of this prospectus.

SELECTED FINANCIAL DATA

        The selected financial data presented below as of and for the fiscal years ended December 31, 2010, 2009, 2008, 2007, and 2006 have been derived from our audited financial statements. Our financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 are incorporated by reference into this prospectus. Our audited financial statements as of December 31, 2008, 2007 and 2006 and for the years ended December 31, 2007 and 2006 are not incorporated by reference into this prospectus. The selected financial data presented below as of March 31, 2011 and 2010 and for the three months ended March 31, 2011 and 2010 have been derived from our financial statements incorporated by reference into this prospectus. Results from any interim period are not necessarily indicative of the results to be expected for any future period or for a full year and historical results are not necessarily indicative of the results to be expected for any future periods. This selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes incorporated by reference into this prospectus.

	Three months ended March 31,		Years ended December 31,
Statement of operations data:	2011	2010	2010	2009	2008	2007	2006
	(in thousands, except share and per share data)
Revenue	$—	$—	$650	$—	$—	$—	$—

Operating expenses:
Research and development	1,574	3,390	17,064	11,310	8,815	7,761	3,209
Acquired in-process research and development	—	—	—	—	5,500	—	—
Selling, general and administrative	1,970	873	4,772	3,142	3,075	1,884	1,363

	3,544	4,263	21,836	14,452	17,390	9,645	4,572
Loss from operations	(3,544)	(4,263)	(21,186)	(14,452)	(17,390)	(9,645)	(4,572)
Interest income (expense), net	(179)	(10)	(3,670)	(1,289)	(121)	(30)	(644)

Loss before tax benefit	(3,723)	(4,273)	(24,856)	(15,741)	(17,511)	(9,675)	(5,216)
Income tax benefit	—	320	500	151	—	—	—

	(3,723)	(3,953)	(24,356)	(15,590)	(17,511)	(9,675)	(5,216)
Accretion of redeemable convertible preferred stock	—	(1,033)	(2,533)	(3,617)	(2,330)	(1,126)	(341)

Net loss available to common stockholders	$(3,723)	$(4,986)	$(26,889)	$(19,207)	$(19,841)	$(10,801)	$(5,557)

Basic and diluted net loss per common share	$(0.26)	$(13.06)	$(4.39)	$(50.31)	$(51.98)	$(29.38)	$(16.25)

Weighted average basic and diluted common shares outstanding	14,553,748	381,842	6,126,123	381,789	381,681	367,691	341,979

	As of March 31,		As of December 31,
	2011	2010	2010	2009	2008	2007	2006
	(in thousands)
Cash and cash equivalents	$32,768	$592	$38,918	$3,927	$8,368	$3,830	$5,211
Working capital	29,610	(2,372)	34,142	1,527	6,285	1,304	4,437
Total assets	39,237	1,580	43,753	5,009	9,776	4,462	5,400
Long-term debt	3,148	—	3,704	—	782	1,628	—
Redeemable convertible preferred stock	—	56,572	—	55,538	41,809	16,270	10,164
Total stockholders' equity (deficit)	30,817	(59,390)	34,265	(54,474)	(36,141)	(16,458)	(5,716)

 USE OF PROCEEDS

        The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive up to $30.0 million in proceeds from the sale of our common stock to Aspire Capital under the Purchase Agreement. We will bear all reasonable expenses incident to the registration of the shares of our common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by Aspire Capital. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by Aspire Capital.

        Assuming the sale by us of all $30.0 million of common stock to Aspire Capital and estimated expenses of $0.1 million, the net proceeds to us would be $29.9 million. We intend to use all such net proceeds for the seeking of marketing approval for, the initiation of commercial manufacture of and, if approved, the commercial launch of NP101 (also known as Zelrix) in the U.S. We may, however, also use a portion of such funds for working capital and other general corporate purposes, which may include the acquisition or licensing of other products or technologies or the acquisition of other businesses in the biotechnology or specialty pharmaceuticals industry.

        This anticipated use of net proceeds from the sale of our common stock to Aspire Capital under the Purchase Agreement represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including:

  •
  the outcome of the FDA's review of the NDA for NP101;

  •
  the cost, scope and timing of activities undertaken to prepare for the potential commercialization of NP101;

  •
  the extent to which the FDA may require us to perform additional clinical trials for NP101;

  •
  the cost of purchasing manufacturing and other capital equipment for NP101; and

  •
  any unforeseen or underestimated cash needs.

        As a result, our management will retain broad discretion over the allocation of the net proceeds from the sale of our common stock to Aspire Capital under the Purchase Agreement. In addition, our anticipated use of proceeds does not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations or investments that we may make. We have no current understandings, agreements or commitments for any material acquisitions or licenses of any products, businesses or technologies.

        Pending our use of the net proceeds from the sale of our common stock to Aspire Capital under the Purchase Agreement, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities and money market accounts.

        We believe that our existing cash and cash equivalents will be sufficient to fund our operations and capital requirements into the expected commercial launch of NP101 in the U.S. in the first half of 2012. However, changing circumstances may cause us to consume capital faster than we currently anticipate, and we may need to spend more money than currently expected because of such circumstances.

        In order to fund our operations and capital requirements beyond the expected commercial launch of NP101 in the first half of 2012, we plan to raise additional funds prior to the launch of NP101. When we elect to raise additional funds or additional funds are required, we may raise such funds from time to time through public or private equity offerings, debt financings, corporate collaboration and licensing arrangements or other financing alternatives, as well as through sales of common stock to Aspire Capital under the Aspire Capital Purchase Agreement.

 DILUTION

        If you acquire shares of our common stock from the selling stockholder in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. Our historical net tangible book value of common stock as of March 31, 2011 was $30.8 million, or $2.12 per share of common stock. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding.

        After giving effect to (i) the issuance of the 84,866 Commitment Shares, (ii) the sale of the 70,721 Initial Purchase Shares, at a price of $7.07 per share and (iii) the sale of 2,746,147 shares of common stock (the maximum number of additional Purchase Shares that can be sold so as not to exceed 19.9% of our outstanding common stock on the date of the Purchase Agreement) in the aggregate amount of $11.0 million at an assumed offering price of $4.00 per share, and after deducting estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2011 would have been $42.2 million, or $2.42 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $0.30 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $1.58 per share to investors participating in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share		$4.00
Historical net tangible book value per share as of March 31, 2011	$2.12
Increase in net tangible book value per share attributable to this offering	0.30

Pro forma net tangible book value per share after this offering		2.42

Dilution per share to investors participating in this offering		$1.58

        The shares sold in this offering, if any, in addition to the Commitment Shares and the Initial Purchase Shares may be sold from time to time at various prices.

        Each $1.00 increase in the per share price at which we sell shares to Aspire Capital under the Purchase Agreement from the assumed offering price of $4.00 per share would increase our pro forma net tangible book value by $2.7 million, our pro forma net tangible book value per share by $0.15 and dilution per share to new investors purchasing shares of common stock in this offering by $0.85, assuming that the number of shares of common stock offered, as set forth on the cover page of this prospectus, remains the same and after deducting estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

        The table and calculations set forth above are based on the number of shares of common stock outstanding as of March 31, 2011 and assumes no exercise of any outstanding options or warrants. To the extent that options or warrants are exercised, there will be further dilution to new investors.

        The above information excludes:

  •
  1,497,878 shares of common stock issuable upon the exercise of options outstanding as of July 15, 2011 at a weighted average exercise price of $4.52 per share;

  •
  200,268 shares of common stock issuable upon the exercise of warrants outstanding as of July 15, 2011 at a weighted average exercise price of $7.60 per share;

  •
  641,640 additional shares of common stock available for future issuance as of July 15, 2011 under our Amended and Restated 2010 Omnibus Incentive Compensation Plan, or our 2010 Plan; and

  •
  187,150 shares of common stock available for future issuance as of July 15, 2011 under our 2010 Employee Stock Purchase Plan.

THE ASPIRE TRANSACTION

General

        On August 2, 2011, we entered into the Purchase Agreement which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $30.0 million of shares of our common stock over the term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital the Commitment Shares and Aspire Capital purchased the Initial Purchase Shares. Concurrently with entering into the Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements, as permissible and necessary to register under the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

        As of July 15, 2011, there were 14,581,580 shares of our common stock outstanding. If all of the 2,901,734 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent approximately 17% of the total common stock outstanding as of the date hereof. The number of shares of our common stock ultimately offered for sale by Aspire Capital is dependent upon the number of shares we elect to sell to Aspire Capital under the Purchase Agreement.

        Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering under the Securities Act 2,901,734 shares of our common stock, which includes the Commitment Shares and the Initial Purchase Shares that have already been issued to Aspire Capital and 2,746,147 shares of common stock which we may issue to Aspire Capital.

        All 2,901,734 shares of common stock are being offered pursuant to this prospectus. Under the Purchase Agreement, we have the right but not the obligation to sell more than the 2,901,734 shares of common stock offered in this prospectus to Aspire Capital. If we elect to sell more than the 2,901,734 shares of common stock offered hereby, we must first obtain the approval of our stockholders to do so and register under the Securities Act the sale of any additional shares we may elect to put to Aspire Capital before we can put such additional shares to Aspire Capital under the Purchase Agreement.

        On any trading day on which the closing sale price of our common stock is not less than $4.00 per share, we have the right, in our sole discretion, to present Aspire Capital with a Purchase Notice, directing Aspire Capital (as principal) to purchase up to 100,000 shares of our common stock per business day, up to $30.0 million of our common stock in the aggregate at a Purchase Price calculated by reference to the prevailing market price of our common stock over a preceding 12-business day period (as more specifically described below); however, no sale pursuant to a Purchase Notice may exceed $500,000 per trading day.

        In addition, on any date on which we submit a Purchase Notice to Aspire Capital in an amount equal to the lesser of (i) 100,000 shares and (ii) the number of shares with an aggregate purchase price of $500,000, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company's common stock traded on The NASDAQ Global Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold. The VWAP Purchase Price is calculated by reference to the prevailing market price of our common stock (as more specifically described below).

        The Purchase Agreement provides that the Company and Aspire Capital shall not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our common stock is less than the Floor Price. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

        On August 11, 2011, the SEC declared effective the registration statement of which this prospectus is part, and on August 15, 2011, all conditions to commencement were satisfied and we may now begin selling shares of our common stock to Aspire Capital pursuant to the Purchase Agreement.

Purchase of Shares under the Common Stock Purchase Agreement

        Under the Purchase Agreement, on any trading day selected by us on which the closing sale price of our common stock is not less than $4.00 per share, we may direct Aspire Capital to purchase up to 100,000 shares of our common stock per trading day so long as no sale pursuant to such Purchase Notice may exceed $500,000 per trading day. The Purchase Price of such shares is equal to the lesser of:

  •
  the lowest sale price of our common stock on the purchase date; or

  •
  the arithmetic average of the three lowest closing sale prices for our common stock during the twelve consecutive trading days ending on the trading day immediately preceding the purchase date.

        In addition, on any date on which we submit a Purchase Notice to Aspire Capital in an amount equal to the lesser of (i) 100,000 shares and (ii) the number of shares with an aggregate purchase price of $500,000, we also have the right to direct Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company's common stock traded on The Nasdaq Global Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold, which is equal to the greater of (a) 90% of the closing price of the Company's common stock on the business day immediately preceding the VWAP Purchase Date or (b) such higher price as set forth by the Company in the VWAP Purchase Notice. The VWAP Purchase Price of such shares is 95% of the volume-weighted average price for our common stock traded on The Nasdaq Global Market:

  •
  on the VWAP Purchase Date, if the aggregate shares to be purchased on that date have not exceeded the VWAP Purchase Share Volume Maximum; or

  •
  during that portion of such trading day until such time as the sooner to occur of (i) the time at which the aggregate shares traded exceed the VWAP Purchase Share Volume Maximum or (ii) the time at which the sale price of the Company's common stock falls below the VWAP Minimum Price Threshold.

        The Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the period(s) used to compute the Purchase Price. We may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

Minimum Share Price

        Under the Purchase Agreement, the Company and Aspire Capital may not effect any sales of shares of our common stock pursuant to the Purchase Agreement on any trading day that the closing sale price of our common stock is less than $4.00 per share.

Compliance with Nasdaq Global Market Rules

        The Purchase Agreement provides that the number of shares that may be sold pursuant to the Purchase Agreement shall be limited to 19.9% of our outstanding shares as of August 2, 2011, the date of the Purchase Agreement, unless stockholder approval is obtained to issue more than 19.9% to be in compliance with the applicable listing maintenance rules of The NASDAQ Global Market. We currently do not intend to seek stockholder approval of the transactions contemplated by the Purchase Agreement.

Events of Default

        Generally, Aspire Capital may terminate the Purchase Agreement upon the occurrence of any of the following events of default:

  •
  the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of the Registration Rights Agreement between us and Aspire Capital lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Aspire Capital for sale of our shares of common stock, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement; in connection with any post-effective amendment to such registration statement that is required to be declared effective by the SEC such lapse or unavailability may continue for a period of no more than 30 consecutive business days, which period will be extended for an additional 15 business days if we receive a comment letter from the SEC in connection therewith;

  •
  the delisting of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Capital Market, the NYSE Amex Equities or the OTC Bulletin Board;

  •
  our transfer agent's failure to issue to Aspire Capital shares of our common stock which Aspire Capital is entitled to receive under the Purchase Agreement within five business days after an applicable purchase date;

  •
  any breach by us of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which would reasonably be expected to have a material adverse effect on us subject to a cure period of five business days;

  •
  if at any time the issuance of shares of common stock upon the submission of a Purchase Notice or VWAP Purchase Notice under this Agreement would result in the issuance of an aggregate number of shares of common stock that would exceed the number of shares of common stock that we may issue under this Agreement without breaching our obligations under the rules or regulations of The Nasdaq Global Market;

  •
  if we become insolvent or are generally unable to pay our debts as they become due; or

  •
  any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights

        The Purchase Agreement may be terminated by us at any time, at our discretion, without any cost to us.

No Short-Selling or Hedging by Aspire Capital

        Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

        The Purchase Agreement does not limit the ability of Aspire Capital to sell any or all of the 2,901,734 shares registered in this offering. It is anticipated that shares registered in this offering will be sold over a period of up to approximately 24 months from the date of this prospectus. The sale by

Aspire Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline or to be highly volatile. Sales to Aspire Capital by us pursuant to the Purchase Agreement also may result in dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of sales of our shares to Aspire Capital, and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Amount of Potential Proceeds to be Received under the Purchase Agreement

        In connection with entering into the Purchase Agreement, we authorized the sale to Aspire Capital of up to 2,816,868 shares of our common stock. We estimate that we will sell no more than 2,816,868 shares to Aspire Capital under the Purchase Agreement (exclusive of the Commitment Shares), all of which are included in this offering. Subject to any required approval by our board of directors and stockholders, we have the right but not the obligation to issue to Aspire Capital more than the 2,901,734 shares offered pursuant to this prospectus. In the event we elect to issue more than the 2,901,734 shares offered hereby, we will be required to file a new registration statement and have it declared effective by the SEC. The number of shares ultimately offered for sale by Aspire Capital in this offering is dependent upon the number of shares we elect to sell to Aspire Capital under the Purchase Agreement. The following table sets forth the amount of proceeds we would receive from Aspire Capital from the sale of shares at varying purchase prices:

Assumed Average Purchase Price	Number of Shares to be Sold if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Aspire Capital Transaction(2)	Proceeds from the Sale of Shares to Aspire Capital Under the Common Stock Purchase Agreement
$4.00	2,816,868	16.6%	$11,267,472
$5.50	2,816,868	16.6%	$15,492,774
$7.50	2,816,868	16.6%	$21,126,510
$9.50	2,816,868	16.6%	$26,760,246
$10.50	2,816,868	16.6%	$29,577,114
$11.00	2,727,273	16.2%	$30,000,000

(1)
Excludes 84,866 Commitment Shares issued under the Common Stock Purchase Agreement between the Company and Aspire Capital.

(2)
With respect to the Assumed Average Purchase Prices of $4.00, $5.50, $7.50, $9.50 and $10.50, the denominator for each respective percentage is 17,483,314 shares. With respect to the Assumed Average Purchase Price of $11.00, the denominator for the respective percentage is 17,393,719 shares. All denominators used include the number of shares outstanding as of July 15, 2011, plus the Commitment Shares and the Initial Purchase Shares previously issued to Aspire Capital and the number of shares set forth in the adjacent column which we would have sold to Aspire Capital. The numerator is based on the number of shares which we would have sold under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

 SELLING STOCKHOLDER

        The following table presents information regarding the selling stockholder as of August 2, 2011. Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.

Selling Stockholder	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering(1)	Shares to be Sold in the Offering	Shares Beneficially Owned After Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
Aspire Capital Fund, LLC(2)	155,587	(3)	1.06%	2,901,734	0	0%

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In general, a person is deemed to be the beneficial owner of (i) any shares of our common stock over which such person has sole or shared voting power or investment power, plus (ii) any shares which such person has the right to acquire beneficial ownership of within 60 days, whether through the exercise of options, warrants or otherwise. The percentage of ownership set forth above assumes the sale by the Company to Aspire Capital of all shares being offered pursuant to this prospectus and is based on 14,581,580 shares of our common stock outstanding as of July 15, 2011 in addition to the Commitment Shares and the Initial Purchase Shares issued pursuant to the Purchase Agreement, together with securities exercisable or convertible into shares of Common Stock within 60 days of the date hereof for the selling stockholder.

(2)
Steven G. Martin, Erik J. Brown and Christos Komissopoulos, the principals of Aspire Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Aspire Capital. Messrs. Martin, Brown and Komissopoulos have shared voting and investment power over the shares being offered under this prospectus. Aspire Capital is not a registered broker-dealer or an affiliate of a registered broker-dealer.

(3)
As of the date hereof, 155,587 shares of our common stock have been acquired by Aspire Capital under the Purchase Agreement, consisting of the Commitment Shares and the Initial Purchase Shares. The Company may elect in its sole discretion to sell to Aspire Capital up to an additional number of shares under the Purchase Agreement equal to $29.5 million in value, but Aspire Capital does not presently beneficially own those shares as determined in accordance with the rules of the SEC.

PLAN OF DISTRIBUTION

        We entered into the Purchase Agreement with Aspire Capital on August 2, 2011. Upon execution of the Purchase Agreement, we issued or sold 155,587 shares of common stock, in aggregate, to Aspire Capital. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Aspire Capital is irrevocably committed to purchase up to an aggregate of $30.0 million of shares of our common stock over the approximately 24-month term of the Purchase Agreement. The Purchase Agreement provides that from time to time over the term of the Purchase Agreement, on any trading day on which the closing sale price of our common stock is not less than $4.00 per share, we have the right, in our sole discretion, to present Aspire Capital with a Purchase Notice, directing Aspire Capital to purchase up to 100,000 shares of our common stock per trading day so long as no purchase amount shall exceed $500,000 per trading day. In addition, on any date on which we submit a Purchase Notice to Aspire Capital in an amount equal to the lesser of (i) 100,000 shares and (ii) the number of shares with an aggregate purchase price of $500,000, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company's common stock traded on The NASDAQ Global Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum. The Purchase Agreement provides that unless and until our stockholders have approved the issuance of greater than 19.9% of our outstanding shares pursuant to the Purchase Agreement, the number of shares that may be sold pursuant to the Purchase Agreement shall be limited to 19.9% of our outstanding shares as of August 2, 2011, the date of the Purchase Agreement.

        The common stock offered by this prospectus is being offered by Aspire Capital, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

  •
  ordinary brokers' transactions;

  •
  transactions involving cross or block trades;

  •
  through brokers, dealers, or underwriters who may act solely as agents;

  •
  "at the market" into an existing market for the common stock;

  •
  in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

  •
  in privately negotiated transactions; or

  •
  any combination of the foregoing.

        In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

        The selling stockholder may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

        Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.

Aspire Capital has informed us that each such broker-dealer will receive commissions from Aspire Capital which will not exceed customary brokerage commissions.

        The selling stockholder is an "underwriter" within the meaning of the Securities Act.

        Neither we nor Aspire Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Aspire Capital, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information. Pursuant to a requirement of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount and other compensation to be received by any FINRA member or independent broker-dealer shall not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

        We will pay all reasonable expenses, other than sales or brokerage commissions, incurred in connection with registrations, filings or qualifications pursuant to our registration and related obligations in the Registration Rights Agreement. We have agreed to indemnify Aspire Capital and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Aspire Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Aspire Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

        The selling stockholder and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

        We have advised Aspire Capital that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered in this prospectus.

        We may suspend the sale of shares by Aspire Capital pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

        This offering will terminate on the date that all shares purchased by Aspire Capital under the Purchase Agreement have been sold by Aspire Capital.

 DESCRIPTION OF CAPITAL STOCK

General

        The following description of our capital stock and provisions of our restated certificate of incorporation and bylaws are summaries, and are qualified by reference to the provisions of our restated certificate of incorporation and bylaws, forms of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

        Our authorized capital stock consists of 90,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of undesignated preferred stock.

        As of July 15, 2011, we had issued and outstanding: 14,581,580 shares of our common stock, which included 16,000 shares of unvested restricted stock.

        As of July 15, 2011, we also had outstanding:

  •
  Options to purchase an aggregate of 1,497,878 shares of our common stock at a weighted average exercise price of $4.52 per share; and

  •
  Warrants to purchase an aggregate of 200,268 shares of our common stock at a weighted average exercise price of $7.60 per share, held by a total of 15 entities.

  Common Stock

        Voting Rights.    Each holder of common stock is entitled to one vote per share on all matters properly submitted to a vote of the stockholders, including the election of directors. Our restated certificate of incorporation and our bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. An election of directors by our stockholders is determined by a plurality of the votes cast by stockholders entitled to vote on the election.

        Dividends.    Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

        Liquidation.    In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

        Rights and Preferences.    Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

  Preferred Stock

        Our restated certificate of incorporation authorizes our board of directors to issue up to 10,000,000 shares of undesignated preferred stock. Our board is authorized, without stockholder approval, to issue preferred stock in one or more series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of such shares and any qualifications, limitations or restrictions thereof. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We have no current plans to issue any shares of preferred stock.

  Warrants

        The following table summarizes the warrants to purchase shares of our common stock outstanding as of July 15, 2011:

Number of Warrants	Number of Holders	Per Share Exercise Price	Expiration Date
91,890	12	$7.45	August 20, 2016
31,861	2	7.45	May 13, 2020
59,748	2	7.95	June 13, 2016
16,769	1	7.45	March 29, 2017

        Each of these warrants has a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. Each of these warrants also contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock dividends, split-ups, reclassifications, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations.

        The holders of certain of these warrants are entitled to registration rights under our Investor Rights Agreement, as described in more detail under "—Registration Rights."

  Registration Rights

        Holders of a total of 10,940,633 shares of our common stock as of July 15, 2011, including shares of our common stock issuable upon exercise of outstanding warrants, have the right to require us to register these shares under the Securities Act, under specified circumstances, pursuant to the terms of the Investor Rights Agreement. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act. These registration rights will terminate upon the earlier of August 6, 2013 and the date that all registrable shares may immediately be sold pursuant to Rule 144 without regard to volume limitations.

        Demand and Form S-3 Registration Rights.    Subject to specified limitations, certain holders of our common stock having registration rights may demand that we register all or a portion of their registrable shares under the Securities Act. We are not obligated to file a registration statement pursuant to this provision on more than two occasions.

        In addition, the holders of our registrable shares may demand that we register on Form S-3 all or a portion of the registrable shares held by them. We are not obligated to file a Form S-3 pursuant to this provision on more than two occasions in any 12-month period.

        Limitations and Expenses.    In the event that any registration in which the holders of registrable shares participate pursuant to the Investor Rights Agreement is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions. Pursuant to the Investor Rights Agreement, we are required to pay all registration expenses, including the fees and expenses of one counsel to represent the selling holders, other than any underwriting discounts, selling commissions and similar discounts relating to underwriters or commissions related to sales, related to any demand or incidental registration. We are also required to indemnify each participating holder with respect to each registration of registrable shares that is effected.

        In addition, Aspire Capital holds registration rights under the Registration Rights Agreement discussed under "The Aspire Transaction."

  Delaware Anti-Takeover Law and Provisions of Our Restated Certificate of Incorporation and Our Bylaws

        Delaware Anti-Takeover Law.    We are subject to Section 203 of the General Corporation Law of the State of Delaware, or the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors, the business combination is approved in a prescribed manner or the interested stockholder acquired at least 85% of our outstanding voting stock in the transaction in which it became an interested stockholder. A "business combination" includes, among other things, a merger or consolidation involving us and the "interested stockholder" and the sale of more than 10% of our assets. In general, an "interested stockholder" is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

        Restated Certificate of Incorporation and Bylaws.    Provisions of our restated certificate of incorporation and our bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our restated certificate of incorporation and our bylaws:

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  Authorize the issuance of "blank check" preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

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  Prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

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  Eliminate the ability of stockholders to call a special meeting of stockholders; and

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  Establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

        The amendment of any of these provisions by the stockholders would require the approval of the holders at least 66 2/3% of our then outstanding common stock.

Listing on The NASDAQ Global Market

        Our common stock is listed on The NASDAQ Global Market under the symbol "PATH." On July 26, 2011, the last reported sale price per share of our common stock was $7.09 per share. The shares of common stock offered pursuant to this prospectus have been approved for listing on The NASDAQ Global Market.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

 LEGAL MATTERS

        The validity of the issuance of the shares of our common stock described in this prospectus has been passed upon for us by Morgan Lewis & Bockius LLP, Philadelphia, Pennsylvania.

 EXPERTS

        The financial statements of NuPathe Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010 and the period from January 7, 2005 (inception) through December 31, 2010, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

2,901,734 Shares of Common Stock